UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ZOLTEK COMPANIES, INC.
(Name of Registrant as Specified in Its Charter)

QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
FRONTFOUR MASTER FUND, LTD.
FRONTFOUR OPPORTUNITY FUND LTD.
FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR CAPITAL CORP.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
J. GOLDMAN MASTER FUND, L.P.
J. GOLDMAN & CO., L.P.
J. GOLDMAN CAPITAL MANAGEMENT, INC.
JAY G. GOLDMAN
SCOGGIN CAPITAL MANAGEMENT II LLC
SCOGGIN INTERNATIONAL FUND LTD.
SCOGGIN WORLDWIDE FUND LTD.
SCOGGIN LLC
OLD BELLOWS PARTNERS LP
OLD BELL ASSOCIATES LLC
DEV CHODRY
CRAIG EFFRON
CURTIS SCHENKER
ARTHUR WRUBEL
WALTER THOMAS JAGODINSKI
JAMES P. HEFFERNAN
EDGAR G. HOTARD
DR. JOHN RUTLEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Quinpario Partners LLC, a Missouri limited liability company (“Quinpario”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies at an upcoming special meeting of the shareholders of Zoltek Companies, Inc. (the “Company”) for the purposes of seeking the removal of all directors of the Company and the election of a slate of director nominees at such special meeting.

On March 4, 2013, Quinpario issued the following press release, which included a link to the Presentation filed herewith as Exhibit 1.

Quinpario Partners Discloses Group Ownership Of 10.13% In Zoltek

Sends Letter to Chairman & CEO to Solicit Cooperation in Working with Quinpario to Create Long-Term, Sustainable Shareholder Value at Zoltek

Files Presentation Candidly Detailing Zoltek's Commercial and Financial Underperformance

Delivers Letter to Zoltek Requesting a Special Meeting of Shareholders to Remove and Replace All Existing Board Members

NEW YORK, March 4, 2013 -- Quinpario Partners LLC announced today the formation of a group consisting of highly competent and reputable investors and director candidates with respect to Quinpario’s investment in Zoltek Companies, Inc. (“Zoltek” or the “Company”) (Nasdaq: ZOLT).  The Quinpario Group disclosed in a Schedule 13D filing today with the Securities and Exchange Commission aggregate ownership of approximately 10.13% of Zoltek’s outstanding shares, making the Quinpario Group the Company’s largest unaffiliated common shareholder.  Additional information regarding the Quinpario Group and its members is set forth in the Schedule 13D.  Quinpario also announced today it has delivered a letter to the Company’s Chairman and CEO, Zsolt Rumy , with a copy to the Company’s Board of Directors.  The full text of the letter is included below.

Quinpario stated in the letter that it has been following Zoltek closely for some time and has devoted considerable time and resources to analyzing Zoltek’s product offerings, operational performance and corporate structure, as well as the competitive environment in the carbon fiber space.  The letter reported that the Quinpario Group’s substantial investment in Zoltek is based upon Quinpario’s analysis of the carbon fiber industry, generally, and Zoltek, specifically, which has confirmed that the Company has exceptional technology, product offerings and a strong customer base in the wind and aircraft brake markets, but has yet to realize the full potential consistent with its strong technical capabilities.  As such, Quinpario believes that an opportunity exists to dramatically improve Zoltek’s operational performance, unlock Zoltek’s significant growth potential and enhance shareholder value.  Quinpario also disclosed that it had made a proposal to Mr. Rumy regarding two strategic alternatives to enhance shareholder value, but received a response from the Company’s legal counsel indicating that the Company was unwilling to engage with Quinpario.

Quinpario enclosed with its letter to Mr. Rumy a copy of a presentation that candidly details Zoltek’s commercial and financial underperformance and highlights the opportunities that exist to unlock significant value for the benefit of all shareholders.   The presentation is available at the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/QuinparioPresentation

Quinpario further announced today that it has delivered a letter today to Zoltek requesting a special meeting of shareholders be called in accordance with the Company’s Bylaws for seeking the removal and replacement of the current Board (the “Special Meeting”).

The full text of Quinpario’s letter to Mr. Rumy follows:

March 4, 2013

Mr. Zsolt Rumy
Chairman of the Board, President and Chief Executive Officer
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044

Dear Zsolt,

Quinpario Partners LLC (“Quinpario”), together with the other members of the Quinpario Group who are set forth in a Schedule 13D filing with the SEC today (collectively, the “Quinpario Group”), owns approximately 10.13% of the outstanding common shares of Zoltek Companies, Inc. (“Zoltek” or the “Company”), making us the Company’s largest unaffiliated common shareholder.  We write this letter to solicit your cooperation in working with us to create long-term sustainable shareholder value for all Zoltek shareholders.

As you know, we have been following Zoltek closely for some time. We have devoted considerable time and resources to analyzing Zoltek’s product offerings, operational performance and corporate structure, as well as the competitive environment in the carbon fiber space.  The Quinpario Group’s substantial investment in Zoltek is based on extensive due diligence, which has led us to conclude that Zoltek is failing to deliver fully on its potential.  We believe that an opportunity exists to dramatically improve Zoltek’s operational performance, unlock Zoltek’s significant growth potential and enhance shareholder value.  Enclosed herewith is a presentation that candidly details Zoltek’s commercial and financial underperformance and highlights the opportunities that exist to unlock significant value for the benefit of all shareholders.

As you are aware, Quinpario is an investment and operating company founded by former senior executives of Solutia, Inc.  We were able to successfully transform Solutia from a domestic commodity chemical company to a pure-play global specialty player with world-leading market positions across automotive, aviation, energy, construction and a host of other related industries.  In doing so, we were able to create substantial value for our shareholders. Our analysis of the carbon fiber industry, generally, and Zoltek, specifically, has confirmed that Zoltek has exceptional technology, product offerings and a strong customer base in the wind and aircraft brake markets, but has yet to realize the full potential consistent with its strong technical capabilities.  There exists, therefore, a unique and compelling opportunity for us to work together with Zoltek in key areas in order to accelerate global growth, market penetration, application development and improved financial performance across the Company’s existing and targeted markets.

With this in mind, we previously attempted to engage in meaningful discussions with you and the Board regarding strategic alternatives to maximize shareholder value.  In a letter to you in November 2012, Quinpario outlined two strategic alternatives that we believe would create substantial value for all shareholders: (i) an acquisition by Quinpario of all of the outstanding shares of Zoltek at a price per share in the mid-teens; or (ii) a recapitalization whereby Quinpario would make an equity investment in Zoltek that, along with a new credit facility, would fund a sizeable special cash dividend, thereby providing existing shareholders immediate monetization and an opportunity to participate in the future upside of the Company.  Quinpario was disappointed that the only response we received was in the form of a letter from the Company’s legal counsel, who indicated that Quinpario’s letter and interest had only been “informally” shared with the other members of the Board and that the Company was unwilling to engage with us – a troubling response given the substantial value to shareholders offered by each of Quinpario’s proposed alternatives.

Since that time, Quinpario has continued to closely monitor developments at Zoltek, with an eye towards the Company’s strategic execution, operational and financial performance and share price performance.  Over the past several months, it has become even more apparent to us that Zoltek is underperforming and that a significant opportunity exists to dramatically improve operational performance and enhance shareholder value.  Your recent presentation at the annual meeting brought this fact into even clearer focus, as your analysis of where the Company is today, compared to 2008, seemed misguided at best.  Clearly you, like many other shareholders, are frustrated by the fact that no shareholder value has been created over the past several years. However, this lack of shareholder value creation rests squarely in the underperformance of the business, and is not due to misinformed analysts or short-sellers, as the Company would have the investment community believe.

Notably, despite five years of heavy investment in capacity expansion and operational improvements, the Company’s operational performance continues to stagnate, as evidenced by (i) flat revenue and operating income and (ii) deteriorating gross profit and cash from operations.

This severe underperformance appears to be largely due to:

•	heavy investment of capital without adequate financial returns

•	unsuccessful execution on the Company’s strategic plan for new market and application development

•	the Company’s failure to diversify operations or exploit new market opportunities

•	the Company’s unrealistically upbeat assessment of its operational performance and continued failure to meet street expectations and,

•	the failure to develop a globally-oriented organization to take the Company to the next level.

It is therefore not surprising that during this same period, and virtually over any time period, Zoltek’s share price has dramatically underperformed both the S&P 500 market index and its publicly-traded carbon fiber peers.

Despite all of this, we continue to strongly believe in the long-term prospects of Zoltek’s business and its significant growth potential.  The Company is to be commended for its development of the wind and aircraft brake markets and the strong relationships you have built with your important and valued customers in those segments.  However, if the Company remains committed to the status quo, then the window of opportunity will quickly close as others usurp Zoltek’s valuable market position and its rightful role in the carbon fiber market. Allowing this to occur would be a disservice to Zoltek’s employees and shareholders and an inappropriate legacy for what you have created.

We are concerned that enough is not being done to take appropriate actions to address the Company’s troubled performance. We are even more concerned that the Board was not even willing to formally consider viable strategic options upon presentation last year.  The Company’s “just say no” approach is not in the best interests of its shareholders.  Significant and immediate change is required at Zoltek.  To that end, we have assembled a highly competent and reputable group of shareholders and director candidates, who collectively have (i) deep expertise in dealing with complex financial and operational issues and managing companies in a global environment, (ii) a deep understanding of the commercial process, and (iii) a proven track record of creating shareholder value.  We reiterate our belief that our team at Quinpario and the members of the Quinpario Group can play a valuable role in helping Zoltek realize its potential as a leading global performance materials and composite company.  On the other hand, we also believe that left to its own devices, the Company will continue to pursue a status quo that has failed to grow Zoltek’s business and create shareholder value.

To ensure that the shareholders have an opportunity to decide for themselves whether our involvement at Zoltek would be welcome and beneficial in terms of capitalizing on growth opportunities and enhancing the value of their investment and due to the peculiarities of Missouri law and Zoltek’s governance documents, we have delivered a letter to the Company, a copy of which is enclosed herewith, requesting a special meeting of shareholders (the “Special Meeting”) in accordance with Section 2.02 of the Restated Bylaws (the “Bylaws”) for the following purposes:

(i)  to remove, without cause, all of the directors serving on the Board; and

(ii)  to elect the Quinpario Group’s highly-qualified director candidates, Jeffry N. Quinn , Edgar G. Hotard , Walter Thomas Jagodinski , James P. Heffernan , and Dr. John Rutledge , to the Board to fill the resulting vacancies that would exist in the event that some or all of the current directors are successfully removed.

We would be willing, perhaps, to defer the calling of the Special Meeting if the Board were to immediately agree to engage in good-faith discussions with us regarding Board representation and its willingness to work with the Quinpario Group to consider strategic alternatives to enhance shareholder value, including a consideration of a potential renewal of the two alternatives previously proposed to Zoltek by Quinpario.

As mentioned above, we strongly believe that Zoltek has successfully established industry-leading technical capability, but has significantly underperformed both commercially and financially.  Unless these shortcomings are immediately addressed, we believe that there is little prospect for Zoltek’s share price to achieve meaningful and sustained appreciation.  Zoltek’s share price has underperformed over almost any reasonable measurement period, and we believe it is time for the Board to take immediate action to address this issue.  We look forward to working with you, senior management, and the Board to address the challenges and opportunities facing the Company, and to ensure that Zoltek is run in a manner consistent with the best interests of all its shareholders.

Regards,

Jeffry N. Quinn
Chairman & Chief Executive Officer

cc:  Board of Directors

About Quinpario Partners LLC

Quinpario Partners is an investment firm focused on the specialty chemicals and performance materials sectors. The firm was founded by Mr. Jeffry N. Quinn , former Chairman, Chief Executive and President of Solutia Inc. Quinpario Partners is based in St. Louis, Missouri.

Investor contact:

Paul J. Berra III
General Counsel & Chief Administrative Officer
(314) 548-6200
Quinpario Partners LLC

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Quinpario Partners LLC, a Missouri limited liability company (“Quinpario”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies at an upcoming special meeting of the shareholders of Zoltek Companies, Inc. (the “Company”) for the purposes of seeking the removal of all directors of the Company and the election of a slate of director nominees at such special meeting.

QUINPARIO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in this proxy solicitation are Quinpario, Jeffry N. Quinn, FrontFour Master Fund, Ltd. (the “Master Fund”), FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), FrontFour Capital Group LLC (“FrontFour Capital”), FrontFour Capital Corp. (“FrontFour Corp.”), Stephen Loukas, David A. Lorber, Zachary George, J. Goldman Master Fund, L.P. (“JGC Master Fund”), J. Goldman & Co., L.P. (“JGC”), J. Goldman Capital Management, Inc. (“JGC Management”), Jay G. Goldman, Scoggin Capital Management II LLC (“Scoggin Capital”), Scoggin International Fund Ltd. (“Scoggin International”), Scoggin Worldwide Fund Ltd. (“Scoggin Worldwide”), Scoggin LLC (“Scoggin LLC”), Old Bellows Partners LP (“Old Bellows”), Old Bell Associates LLC (“Old Bell Associates”), Dev Chodry, Craig Effron, Curtis Schenker, Arthur Wrubel, Walter Thomas Jagodinski, James P. Heffernan, Edgar G. Hotard and Dr. John Rutledge.

As of the date hereof, Quinpario beneficially owns 150,000 shares of common stock of the Company (the “Shares”), constituting less than 1% of the Shares outstanding.  Mr. Quinn, as the Chairman and Chief Executive Officer of Quinpario, may be deemed to beneficially own the 150,000 Shares owned by Quinpario in addition to the 238,200 he owns personally through a revocable trust, constituting approximately 1.1% of the Shares outstanding.

As of the date hereof, the Master Fund beneficially owns 213,592 Shares, constituting less than 1% of the Shares outstanding.  As of the date hereof, 280,636 Shares were held in the Separately Managed Accounts, constituting less than 1% of the Shares outstanding. FrontFour Capital, as the investment manager of the Master Fund and of the Separately Managed Accounts, may be deemed to beneficially own the 494,228 Shares owns in the aggregate by the Master Fund and held in the Separately Managed Accounts.   As of the date hereof, the Canadian Fund beneficially owns 35,564 Shares, constituting less than 1% of the Shares outstanding.  FrontFour Corp., as the investment manager of the Canadian Fund, may be deemed to beneficially own the 35,564 Shares owned by the Canadian Fund.  Each of Messrs. Loukas, Lorber and George, as managing members and principal owners of FrontFour Capital and principal owners of FrontFour Corp., may be deemed to beneficially own the 529,792 Shares owned in the aggregate by the Master Fund and the Canadian Fund and held in the Separately Managed Accounts.

As of the date hereof, JGC Master Fund beneficially owns 704,114 Shares, constituting approximately 2.0% of the Shares outstanding.  Each of JGC, as the investment adviser of JGC Master Fund, JGC Management, as the general partner of JGC, and Mr. Goldman, as the President of JGC and sole director of JGC Management, may be deemed to beneficially own the 704,114 Shares owned by JGC.

As of the date hereof, Scoggin Capital beneficially owns 577,000 Shares, constituting approximately 1.7% of the Shares outstanding.  As of the date hereof, Scoggin International beneficially owns 577,000 Shares, constituting approximately 1.7% of the Shares outstanding.  As of the date hereof, Scoggin Worldwide beneficially owns 273,553 Shares, constituting less than 1% of the Shares outstanding.  Scoggin LLC, as the investment manager of Scoggin Capital and Scoggin International and the investment sub-manager of equity and event-driven investing for Scoggin Worldwide, may be deemed to beneficially own the 1,427,553 Shares owned in the aggregate by Scoggin Capital, Scoggin International and Scoggin Worldwide.  Each of Old Bellows, as the investment manager of Scoggin Worldwide, Old Bell Associates, as the general partner of Old Bellows, and Mr. Chodry, as the managing member of Old Bell Associates, may be deemed to beneficially own the 273,553 Shares owned by Scoggin Worldwide.  Each of Messrs. Effron and Schenker, as the managing members of Scoggin LLC, may be deemed to beneficially own the 1,427,553 Shares owned in the aggregate by Scoggin Capital, Scoggin International and Scoggin Worldwide.

As of the date hereof, Mr. Wrubel beneficially owns 430,937 Shares, constituting approximately 1.4% of the Shares outstanding.

As of the date hereof, none of Messrs. Jagodinski, Heffernan, Hotard or Dr. Rutledge beneficially owns any Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the Shares of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.